Exhibit 10.3

Summary of Equity Awards Granted to Mr. Paliwal and Mr. Parker

In September 2008, the Compensation and Option Committee (the “Committee”) of the Board of Directors of Harman International Industries, Incorporated (the “Company”) approved, among other things, long-term equity grants for the Company’s executive officers, including Dinesh Paliwal, the Company’s Chairman and Chief Executive Officer.  The grants to Mr. Paliwal included a total of 72,748 stock options and 78,757 restricted stock units, all under the Company’s 2002 Stock Option and Incentive Plan (the “Incentive Plan”).1  The stock options vest ratably over three years, subject to Mr. Paliwal’s continued employment with the Company, and have an exercise price equal to the market price of the Company’s common stock on the date of grant.  For each restricted stock unit, Mr. Paliwal is entitled to one share of the Company’s common stock.  The restricted stock units vest three years from the date of grant, subject to Mr. Paliwal’s continued employment with the Company.  Mr. Paliwal’s letter agreement, which entitles him to receive these annual equity awards, provides for award agreements with provisions that are inconsistent with the applicable award agreements under the Incentive Plan and previously approved by the Committee.  As a result, at its next meeting in December 2008, the Committee intends to approve new award agreements under the Incentive Plan for these awards, consistent with the terms described above and the terms provided for in Mr. Paliwal’s letter agreement.

In September 2008, the Committee also approved a one-time grant to Mr. Parker of 28,344 restricted stock units outside of the Incentive Plan.  For each restricted stock unit, Mr. Parker will be entitled to receive one share of the Company’s common stock.  Of the 28,344 restricted stock units, 23,595 vest on February 2, 2009 and 4,749 vest on May 13, 2010, subject to Mr. Parker’s continued employment with the Company.  At its next meeting in December 2008, the Committee intends to approve an award agreement that will set forth the terms of Mr. Parker’s award, consistent with those described above.

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1 Of the 78,757 restricted stock units, 28,757 are subject to stockholder approval of amendments to the Incentive Plan, as set forth in the Company’s proxy statement mailed to stockholders on or about October 22, 2008.